                                                                                 Exhibit 99.1

                                                      Media Relations Department
                                                                  P.O.  Box 1734, Atlanta, Georgia 30301
                                                      Telephone (404) 676-2121

             FOR IMMEDIATE RELEASE                                              Contact:             Dana Bolden
                                                                                                                   (404) 676-2683

THE COCA-COLA COMPANY CREATES NEW STRUCTURE TO INTEGRATE
THREE KEY FUNCTIONS; PROMOTES FIVE EXECUTIVES

Harry Anderson to Lead Global Business and Technology Services,  Ann Taylor
to Head Global Business Services and Jeremy Faa to Lead Global Finance
Transformation

The Company to Recommend that the Board of Directors Elect Kathy Waller as
Controller and Appoint Connie McDaniel as Chief of Internal Audit

ATLANTA, June 10, 2009 – In support of its ongoing productivity and transformation initiatives, The Coca-Cola Company today announced the formation of a new structure that will integrate three core functions:  Global Business Services, Global Information Technology and Transformational Productivity.  The newly formed organization, Global Business and Technology Services (GBTS), will enable the Company to deliver global business services such as compensation and benefits administration, accounting and financial reporting, and application development and support -- services that are highly dependent on technology and standardized processes – to its business units in a more effective and efficient way.

Effective July 1, Harry Anderson, currently vice president and controller, will lead this new organization and report to Alex Cummings, chief administrative officer, and Gary Fayard, chief financial officer.

        Mr. Anderson joined the Company in 2001 and, prior to his most recent role, served as chief financial officer of Coca-Cola North America from 2004-2007.  In 2003, he was named vice president and director of Supply Chain and Manufacturing Management.  Before joining the Company, he served in roles of increasing

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responsibility at Turner Broadcasting System, Inc., where he was executive vice president of Finance and Operations for Turner Entertainment Group. Prior to his roles at Turner Broadcasting, Mr. Anderson worked in Audit and Accounting Services at Price Waterhouse.  He has a bachelor's degree in accounting from the University of Alabama.

The Company’s management will recommend at the July Board of Directors meeting that the Board elect Kathy Waller as controller, effective August 1.   Ms. Waller is currently vice president and chief of internal audit.  Ms. Waller is a Certified Public Accountant who joined The Coca-Cola Company in 1987 as a senior accountant in the Accounting Research Department. Three years later, she became principal accountant for the Northeast Europe/Africa Group and, in 1991,she became marketing controller for the McDonald’s Group. Ms. Waller was then named financial services manager for the Africa Group and The Minute Maid Company in 1996.  She served as the director of Financial Reporting from 1998 to 2004 when she assumed her current position.  Prior to joining the Company, Ms. Waller worked for the firm now known as Deloitte Touche Tohmatsu.  She received her bachelor’s and MBA degrees from the University of Rochester in New York.

The Company’s management also will recommend at the July meeting that the Board of Directors appoint Connie McDaniel to the role of chief of internal audit, effective August 1.  Ms. McDaniel, currently vice president and head of Global Finance Transformation, has played an instrumental role in leading the finance transformation over the last two years.

Previously, Ms. McDaniel served as controller, a role held from 1999 to 2007.  Prior to that, she served in other critical leadership roles including division finance manager of Germany, division finance manager of the Southeast and West Asia Division, and director of Financial Reporting.  Before joining the Company, Ms. McDaniel spent nine years at Ernst & Young.  She has a bachelor's degree in accounting from Georgia State University and is a Certified Public Accountant.

Jeremy Faa, currently global director of Finance Transformation, will expand his responsibilities to include the overall strategic direction and implementation of the global finance transformation.

Prior to his leadership role in Finance Transformation, Mr. Faa served as Group CFO and director of Business Strategy for the Pacific Group.  He joined The Coca-Cola Company in 1997 and has since held a number of roles, including the Business Development manager and Operations director for Coca-Cola Indonesia and director of

Business Planning and executive assistant to the Coca-Cola Asia Group President.  Prior to joining Coca-Cola, Mr. Faa was a consultant at the L\E\K Partnership with assignment in Australia, Indonesia and New Zealand.  Mr. Faa has degrees in law and commerce from Bond University in Australia.

Ann Taylor, currently vice president and chief financial officer, Transformational Productivity, will head up Global Business Services, effective July 1, reporting to Mr. Anderson.  Since joining the Company in 1984, Ms. Taylor has held a variety of finance roles with increasing responsibilities, including director of Investor Relations from 2004 to 2008.  Ms. Taylor served as chief financial officer for the Europe, Eurasia and Middle East group, and prior to that role, she was division finance manager for Great Britain and Ireland, division finance manager for Northwest Europe, and chief financial officer for Western Europe.  Before joining the Company, she worked at what is now Deloitte Touche Tohmatsu.  Ms. Taylor has a bachelor’s degree in math and economics from Wake Forest University and a master’s degree in business from the University of Virginia.

 The Coca-Cola Company is the world's largest beverage company, refreshing consumers with nearly 500 sparkling and still brands. Along with Coca-Cola, recognized as the world's most valuable brand, the Company's portfolio includes 12 other billion dollar brands, including Diet Coke, Fanta, Sprite, Coca-Cola Zero, vitaminwater, POWERADE, Minute Maid and Georgia Coffee. Globally, we are the No. 1 provider of sparkling beverages, juices and juice drinks and ready-to-drink teas and coffees. Through the world's largest beverage distribution system, consumers in more than 200 countries enjoy the Company's beverages at a rate of nearly 1.6 billion servings a day. With an enduring commitment to building sustainable communities, our Company is focused on initiatives that protect the environment, conserve resources and enhance the economic development of the communities where we operate. For more information about our Company, please visit our website at www.thecoca-colacompany.com.

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